Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Fibrocell Science, Inc.

Exton, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2012, except for Note 14 which is as of December 10, 2012, relating to the consolidated financial statements, of Fibrocell Science, Inc. appearing in the Company’s Current Report on Form 8-K filed on December 13, 2012 for the years ended December 31, 2011 and 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Houston, Texas

December 13, 2012